Exhibit 99.1

Advocat Settles All Outstanding Claims With State of Arkansas

    FRANKLIN, Tenn.--(BUSINESS WIRE)--Sept. 13, 2004--Advocat Inc. (NASDAQ OTC:AVCA) today announced that it reached an agreement with the Attorney General for the State of Arkansas to settle all civil claims filed against the Company by the State for alleged violations by the Company in Arkansas. In the agreement, the Company did not admit or agree, to any degree, any violation of any statute nor any standard of care.
    In consideration of the settlement with the State of Arkansas, Advocat will pay the State $400,000 in monthly payments over 24 months and agreed to pay at least $600,000 to install sprinkler systems in nursing homes owned by the Company in the State of Arkansas. The settlement also included $300,000 in funds already expended by the Company for additional training of nursing home staff.
    "We are pleased to reach the settlement with Arkansas," stated William R. Council, III, Chief Executive Officer of Advocat. "We did not agree with the Attorney General's assertions in their lawsuits and were prepared to fight them vigorously. However, we understand and agree that this is a compromise settlement of doubtful and disputed claims. We appreciate the willingness of the Arkansas Attorney General to work with us on a settlement and believe it is in the best interest of our residents in Arkansas and our shareholders. The safety and security of our residents was our primary goal and I believe this settlement with the State of Arkansas underscores our commitment to providing quality care," concluded Mr. Council.
    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc

    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575